Exhibit (a)(1)(B)

AWARE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR A
GRANT OF THE RIGHT TO RECEIVE NEW SHARES OF UNRESTRICTED
COMMON STOCK

DATED DECEMBER 14, 2009

ELECTION FORM

Please read this Election Form carefully. To properly elect to exchange your eligible options, Aware, Inc. (“Aware”) must receive your Election Form before 12:00 midnight, New York City time, on the expiration date, which is currently January 12, 2010 (the “Expiration Date”) (or if the exchange offer is extended, this Election Form must be received before the extended expiration date of the exchange offer).

You are not required to return this Election Form if you do not wish to participate in the exchange offer. If Aware does not receive an Election Form from you before 12:00 midnight, New York City time, on the Expiration Date, we will interpret this as your election not to participate in the exchange offer, and you will retain all of your outstanding options with their current terms and conditions.

If you intend to tender your eligible options under the exchange offer, you must complete, sign and date a copy of this Election Form and return it to Aware so that Aware receives it before 12:00 midnight, New York City time, on the Expiration Date. You may submit your completed Election Form by hand or via overnight delivery or regular mail to:

Aware, Inc.
Attn: Steven SanSoucie
40 Middlesex Turnpike
Bedford, MA 01730

Your election to tender your eligible options will be effective only upon receipt by Aware. You are responsible for making sure that your Election Form is received by Aware before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure Aware receives your Election Form before 12:00 midnight, New York City time, on the Expiration Date. Your eligible options will not be considered tendered until Aware receives your properly completed and signed Election Form.

If you have any questions about the exchange offer, please contact Kevin Russell.

AWARE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR A
GRANT OF THE RIGHT TO RECEIVE NEW SHARES OF UNRESTRICTED
COMMON STOCK

DATED DECEMBER 14, 2009

ELECTION FORM

By signing below, I understand and agree that:

I have received and reviewed the Offer to Exchange Certain Outstanding Stock Options for a Grant of the Right to Receive New Shares of Unrestricted Common Stock dated December 14, 2009 (the “Offer to Exchange”), the Form of Unrestricted Stock Award Agreement, this Election Form and the Withdrawal Form. I have read carefully, understand and agree to be bound by all of the terms and conditions of the exchange offer as described in the Offer to Exchange, including the sections regarding the tax and tax withholding consequences of participating in the exchange offer. I acknowledge that I am voluntarily participating in the exchange offer.

I understand that, upon acceptance by Aware, Inc. (“Aware”), this Election Form will constitute a binding agreement between Aware and me with respect to my eligible options that are accepted for cancellation and exchange, unless I deliver to Aware a validly completed Withdrawal Form with respect to my eligible options and the Withdrawal Form is received by Aware before 12:00 midnight, New York City time, on the expiration date of the exchange offer, which is currently January 12, 2010.

I represent and warrant that I have full power and authority to tender my eligible options and the eligible options I am tendering will not be encumbered in any way when and to the extent such eligible options are accepted by Aware.

I understand that if I validly tender eligible options for exchange, and such eligible options are accepted for cancellation and exchange, I will receive a grant of the right to receive new shares of unrestricted common stock (a “Stock Award”) and I will lose all of my rights to purchase any shares under the tendered eligible options.

Aware has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this exchange offer before making any decision whether to participate.

I understand that participation in the exchange offer will not be construed as a right to my continued employment or service with Aware or its subsidiary for any period, and that my employment or service can be terminated at any time by me or Aware with or without cause or notice, in accordance with the terms of my employment with Aware and without additional severance payments (other than those to which I may be otherwise entitled). I understand that participation in the exchange offer will not alter or affect any provision of my employment relationship with Aware other than to the extent that the Stock Award replaces eligible options. I understand that the Stock Award to be granted in the exchange offer does not create any contractual or other right to receive any other future equity or cash compensation, payments or benefits.

I understand that my right to participate in the exchange offer will terminate effective as of the date that I am no longer actively employed by Aware or its subsidiary. I understand that Aware will determine when I am no longer actively employed for purposes of the exchange offer.

I understand that this exchange offer is a discretionary program, and that, as described in Sections 7 and 15 of the Offer to Exchange, Aware may extend, amend, withdraw or terminate the exchange offer and postpone its acceptance and cancellation of my eligible options that I have tendered for exchange. In any such event, I understand that any eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

I understand that by accepting the exchange offer, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, Aware and/or any affiliate for the exclusive purpose of implementing, administering and managing my participation in the exchange offer.

I have been advised that Aware and/or any affiliate may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Aware’s stock and other employee benefit plans and this exchange offer (“Data”). I have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the exchange offer. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting Aware. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in Aware’s stock and other employee benefit plans and this exchange offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in Aware’s stock and other employee benefit plans and this exchange offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data and request any necessary amendments to Data, by contacting Aware in writing.

I understand that my elections pursuant to this Election Form will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

If you wish to participate in the exchange offer, please check the box and fill in the information required below.

☐ Yes, I wish to participate in the offer as to ALL of my eligible option grants.
(All of my eligible options will be cancelled irrevocably on the cancellation date, which is currently January 12, 2010.)

Please note that Aware will not issue any fractional shares under the Stock Awards. The number of shares to be issued pursuant to each Stock Award will be rounded down to the nearest whole share on a grant-by-grant basis.

Employee Signature	Date and Time

Employee Name Printed	Employee ID

Employee Email Address	Daytime Telephone Number

SUBMIT THIS ELECTION FORM NO LATER THAN 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON JANUARY 12, 2010, UNLESS THE OFFER IS EXTENDED.

INSTRUCTIONS AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.   Defined Terms. All terms used in this Election Form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for a Grant of the Right to Receive New Shares of Unrestricted Common Stock dated December 14, 2009 (the “Offer to Exchange”). References in this Election Form to “Aware,” “we,” “us,” “our” and “ours” mean Aware, Inc.

2.   Expiration Date. The exchange offer and any rights to tender, or to withdraw a tender, of your eligible options will expire at 12:00 midnight, New York City time, on January 12, 2010 (or on a later date if we extend the exchange offer) (the “Expiration Date”).

3.   Delivery of Election Form. If you intend to tender your eligible options under the exchange offer, you must complete, sign and date a copy of this Election Form and return it to Aware, so that Aware receives it before 12:00 midnight, New York City time, on the Expiration Date. You may submit your response by hand or via overnight delivery or regular mail to:

Aware, Inc.
Attn: Steven SanSoucie
40 Middlesex Turnpike
Bedford, MA 01730

Any Election Form received after that time will not be accepted.

Your Election Form will be effective only upon receipt by Aware. The method of delivery of the signed and completed Election Form is at your own option and risk. You are responsible for making sure that the Election Form is delivered to Aware. In all cases, you should allow sufficient delivery time based on the method of delivery that you choose to ensure that Aware receives your Election Form before 12:00 midnight, New York City time, on the Expiration Date.

We will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of the Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.

You are not required to tender your eligible options, and participation in this exchange offer is completely voluntary. If you elect to participate in this exchange offer, you must tender all of your eligible options. If you do not wish to participate in this exchange offer, no action is required on your part.

4.   Withdrawal of Election. The tender of your eligible options pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer. If the exchange offer is extended by Aware beyond that time, you may withdraw your election at any time until the extended expiration date of the exchange offer. To withdraw your tendered eligible options, you must deliver a properly completed and signed Withdrawal Form to Aware, whose mailing information is described in Instruction 3 above. Withdrawals may not be rescinded, and any eligible options withdrawn from the exchange offer will thereafter be deemed not properly tendered for purposes of the exchange offer, unless your eligible options are properly re-tendered before the Expiration Date by following the procedures described in Instruction 3 above.

5.   Signatures on this Election Form. If this Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed and you have not previously notified us, please do so immediately. The signature must correspond to the employee’s name as reflected in our employment records.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person’s full title must be identified on the Election Form, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Election Form.

6.   Requests for Assistance or Additional Copies. If you have any questions or need assistance, please contact Kevin Russell.  If you would like to request additional copies of the Offer to Exchange, this Election Form, or the Withdrawal Form, please contact Steven SanSoucie. All copies will be furnished promptly at Aware’s expense.

7.   Irregularities. All questions as to the number of options to be accepted for exchange and the shares to be issued under the Stock Awards, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Aware. Aware reserves the right to waive any of the conditions of the exchange offer and any defect or irregularity in any election to exchange options, and Aware’s interpretation of the terms of the exchange offer (including these instructions) will be final and binding on all parties. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as Aware shall determine. Neither Aware nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.

8.    Additional Documents to Read. You should be sure to read all of the documents relating to the exchange offer, including this Election Form, the Form of Unrestricted Stock Award Agreement, the Offer to Exchange and the other documents referred to therein before deciding to participate in the exchange offer.

9. Important Tax Information. You should consult your own tax advisor and refer to Section 14 of the Offer to Exchange, which contains important tax information.

10. Tax Liability. Regardless of any action that Aware or its affiliates take with respect to any or all income tax, payroll tax or other tax-related withholding obligations in connection with the exchange offer (“tax obligations”), you acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your sole responsibility and that Aware and its affiliates (i) make no representations or undertakings regarding the treatment of any tax obligations in connection with any aspect of the cancellation of eligible options or the grant of Stock Awards and issuance of shares of common stock pursuant to the Stock Awards, the subsequent sale of shares of Aware common stock issued pursuant to the Stock Awards and the receipt of any dividends; and (ii) do not commit to structure the terms of the exchange offer, including cancellation of the eligible options and/or the grant of Stock Awards, to reduce or eliminate your liability for tax obligations.

11. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal and Massachusetts state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of The Commonwealth of Massachusetts and agree that such litigation shall be conducted in the courts of The Commonwealth of Massachusetts, or the federal courts for the United States for the District of Massachusetts, where this exchange offer is made and/or to be performed. Aware will determine, in its discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options and any elections. Aware’s determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

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